EXHIBIT 10.5

WARRANT OF
GABRIEL TECHNOLOGIES CORPORATION
INCORPORATED UNDER THE LAWS OF
THE STATE OF DELAWARE

1.1 Basic Terms. This certifies that, for value received, the registered owner set forth below (“Registered Owner,” “Owner” or “Warrant holder”) is entitled, subject to the terms and conditions of this Warrant, until the expiration date set forth below, to purchase shares __________ of the Common Stock, par value $0.001 (“the Common Stock”), of Gabriel Technologies Corporation (the “Corporation”) from the Corporation at the purchase price shown below, on delivery of this Warrant to the Corporation with the exercise form duly executed and payment of the purchase price (in cash or by certified or bank cashier’s check payable to the order of the Corporation) for each share purchased.

Registered Owner:

Purchase Price:	(until November 16, 2008)
One Dollar ($1.00) a share

Expiration Date:	3:00 p.m. November 16, 2008, unless terminated sooner under this Warrant.

1.2 Corporation’s Covenants as to Common Stock. Shares deliverable on the exercise of this Warrant shall, at delivery, be fully paid and non-assessable, free from taxes, liens, and charges with respect to their purchase. The Corporation shall take any necessary steps to assure that the par value per share of the Common Stock is at all times equal to or less than the then current Warrant purchase price per share of the Common Stock issuable pursuant to this Warrant. The Corporation shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion and purchase rights of outstanding convertible securities, options, and warrants.

1.3 Method of Exercise; Fractional Shares. The purchase rights represented by this Warrant are exercisable at the option of the Registered Owner within 60 days upon receipt of written notice from the Corporation and holder shall have the right to exercise this Warrant when written demand is received from the Corporation, provided, however, that purchase rights are not exercisable with respect to a fraction of a share of Common Stock. In lieu of issuing a fraction of a share remaining after exercise of this Warrant as to all full shares covered hereby, the Corporation shall either (a) pay therefor cash equal to the same fraction of the then current Warrant purchase price per share or, at its option, (b) issue scrip for the fraction, in registered or bearer form approved by the Board of Directors of the Corporation, which shall entitle the holder to receive a certificate for a full share of Common Stock on surrender of scrip aggregating a full share. Scrip may become void after a reasonable period (but not less than six months after the expiration date of this Warrant) determined by the Board of Directors and specified in the scrip. In case of the exercise of this Warrant for less than all the shares available for purchase, the Corporation shall cancel the Warrant and execute and deliver a new Warrant of like tenor and date for the balance of the shares purchasable.

1.4 Adjustment of Shares Available for Purchase. The number of shares available for purchase hereunder and the purchase price per share are subject to adjustment from time to time by the Corporation as specified in this Warrant.

1.5 Limited Rights of Owner. This Warrant does not entitle the Registered Owner to any voting rights or other rights as a Stockholder of the Corporation, or to any other rights whatsoever except the rights herein expressed. No dividends are payable or will accrue on this Warrant or the shares available for purchase hereunder until and except to the extent that this Warrant is exercised.

1.6 Exchange for Other Denominations. This Warrant is exchangeable, on its surrender by the Registered Owner to the Corporation, for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of shares available for purchase hereunder in denominations designated by the registered owner at the time of surrender.

1.7 Transfer. Except as otherwise above provided, this Warrant is transferable only on the books of the Corporation by the Registered Owner or by attorney, on surrender of this Warrant, properly endorsed.

1.8 Recognition of Registered Owner. Prior to due presentment for registration of transfer of this Warrant, the Corporation may treat the Registered Owner as the person exclusively entitled to receive notices and otherwise to exercise rights hereunder.

1.9 Effect of Stock Split, Etc. If the Corporation, by stock dividend, split, reverse split, reclassification of shares, or otherwise, changes as a whole the outstanding Common Stock into a different number or class of shares, then:

(a) the number and class of shares so changed shall, for the purposes of this Warrant, replace the shares outstanding immediately prior to the change; and

(b) the Warrant purchase price in effect, and the number of shares available for purchase under this Warrant, immediately prior to the date upon which the change becomes effective, shall be proportionately adjusted (the price to the nearest cent). Irrespective of any adjustment or change in the Warrant purchase price or the number of shares purchasable under this or any other Warrant of like tenor, the Warrants theretofore and thereafter issued may continue to express the Warrant purchase price per share and the number of shares available for purchase as the Warrant purchase price per share and the number of shares available for purchase were expressed in the Warrants when initially issued.

1.10 Effect of Merger, Etc. If the Corporation consolidates with or merges into another corporation, the Registered Owner shall thereafter be entitled on exercise to purchase, with respect to each share of Common Stock purchasable hereunder immediately before the consolidation or merger becomes effective, the securities or other consideration to which a holder of one share of Common Stock is entitled in the consolidation or merger without any change in or payment in addition to the Warrant purchase price in effect immediately prior to the merger or consolidation. The Corporation shall take any necessary steps in connection with a consolidation or merger to assure that all the provisions of this Warrant shall thereafter be applicable, as nearly as reasonably may be, to any securities or other consideration so deliverable on exercise of this Warrant. The Corporation shall not consolidate or merge unless, prior to consummation, the successor Corporation (if other than the Corporation) assumes the obligations of this paragraph by written instrument executed and mailed to the Registered Owner at the address of the owner on the books of the Corporation. A sale or lease of all or substantially all the assets of the Corporation for a consideration (apart from the assumption of obligations) consisting primarily of securities is a consolidation or merger for the foregoing purposes.

1.11 Notice of Adjustment. On the happening of an event requiring an adjustment of the Warrant purchase price or the shares available for purchase hereunder, the Corporation shall forthwith give written notice to the Registered Owner stating the adjusted Warrant purchase price and the adjusted number and kind of securities or other property available for purchase hereunder resulting from the event and setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based. The Board of Directors of the Corporation, acting in good faith, shall determine the calculation.

1.12 Notice and Effect of Dissolution. In case a voluntary or involuntary dissolution, liquidation, or winding up of the Corporation (other than in connection with a consolidation or merger covered by paragraph 1.10 above) is at any time proposed, the Corporation shall give at least a 30 day written notice to the registered owner. Such notice shall contain: (a) the date on which the transaction is to take place; (b) the record date (which shall be at least 30 days after the giving of the notice) as of which holders of Common Shares will be entitled to receive distributions as a result of the transaction; (C) a brief description of the transaction; (d) a brief description of the distributions to be made to holders of Common Stock as a result of the transaction; and (e) an estimate of the fair value of the distributions. On the date of the transaction, if it actually occurs, this Warrant and all rights hereunder shall terminate.

1.13 Method of Giving Notice; Extent Required. Notices shall be given by first class mail, postage prepaid, addressed to the Registered Owner at the address of the Owner appearing in the records of the Corporation. No notice to Warrant holders is required except as specified herein.

1.14 Warrant is Restricted. Warrant and underlying shares represented by this Warrant have not been registered under the Securities Act of 1933 (“the Act”); and are “Restricted Securities” as that term is defined in Rule 144 under the Act. The Warrants and underlying shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective Registration Statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

1.15. Right to Demand Registration. If at any time between the period of six (6) months from the date of the Warrant and fourteen (14) months from the date of the Warrant (the “Eligible Period”) the Warrant holder requests in writing (the “Warrant holder Demand”) that the Company file a registration statement on Form SB-2 (or any successor form to Form SB-2) for a public offering of the shares underlying the Warrants the Company shall, subject to Company’s right to delay or suspend filing or effectiveness of a Registration Statement for a period not to exceed sixty (60) days from receipt of Warrant holder Demand due to Company’s determination that failure to delay or suspend the filing would be seriously detrimental to the company or its stockholders, file such Registration Statement with the SEC within forty-five (45) days after its receipt of such request. The Company shall use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon thereafter as practicable and keep such Registration Statement effective until the Warrant holder notifies the Company in writing that the Company is no longer required to keep such Registration Statement effective. In the event the registration is proposed to be part of a firm commitment underwritten public offering, the substantive provisions of Section 1.17 shall be applicable to each such registration initiated under this Section 1.15 and the piggyback registration rights of Warrant holders (to the extent provided for in Section 1.16 of this Agreement) shall be applicable to a registration effected pursuant to this Section 1.15.

1.16. Piggyback Registration. If at any time during the Eligible Period, the Company proposes to register (for its own account, on behalf of its existing shareholders or warrant holders, or a combination of the foregoing) any of its common stock under the 1933 Act in connection with a public offering of such common stock (other than a registration relating primarily to the sale of securities to participants in a Company stock plan of employee benefit plan, a transaction covered by Rule 145 under the 1933 Act or the resale of securities issued in such a transaction, a registration in which the only stock being registered is Common Stock issuable upon conversion or exchange of debt securities which are also being registered, any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable shares underlying the Warrant) the Company shall, at such time, give the Warrant holder notice of such registration. Upon the written request of the Warrant holder, given within ten (10) days after notice has been given by the Company in accordance with this Section 1.16, the Company shall, subject to Section 1.17, cause to be registered under the 1933 Act all of the registrable shares underlying the Warrant that the Warrant holder has requested to be registered.

1.17 Underwriting Requirements. In connection with any underwritten public offering, the Company shall not be required to include any of the shares underlying the Warrants in such underwriting unless the Warrant holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters for the offering (which underwriters shall be selected by the Company).

WITNESS the seal of the Corporation and the signatures of its authorized Officers.

Dated this 16th day of November, 2005.

GABRIEL TECHNOLOGIES CORPORATION

         By: ___________________________________________
Name:	Keith Feilmeier
Title:	CEO